Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP ANNOUNCES EXPIRATION AND FINAL RESULTS OF ITS CASH TENDER OFFERS FOR ITS 7.45% SENIOR NOTES DUE 2038 AND 6.82% SENIOR NOTES DUE 2018

Plano, TX, June 19, 2017 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced the expiration and final results of its previously announced cash tender offers (the “Tender Offers”) for its 7.45% Senior Notes due 2038 (the “2038 Notes”) and 6.82% Senior Notes due 2018 (the “2018 Notes” and, together with the 2038 Notes, the “Notes”). As of 11:59 p.m., New York City time, on June 16, 2017 (such date and time, the “Expiration Date”), DPS received valid tenders totaling $219.630 million aggregate principal amount of the Notes.

The following table sets forth the aggregate principal amounts of each series of Notes that were validly tendered and not validly withdrawn on or prior to the Expiration Date.

Title of Securities and CUSIP Numbers	Principal Amount Outstanding	2038 Tender Cap	Acceptance Priority Level	Tender Consideration	Total Consideration(1)(2)	Principal Amount Tendered	Principal Amount Accepted for Purchase
7.45% Notes due 2038 (CUSIP No. 26138EAJ8)	$250,000,000	$125,000,000	1	$1,431.25	$1,461.25	$156,911,000	$124,996,000
6.82% Notes due 2018 (CUSIP No. 26138EAH2)	$364,128,000	N/A	2	$1,014.27	$1,044.27	$62,719,000	$62,719,000
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(1)	Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by DPS.

(2)	The Total Consideration for each series of Notes is inclusive of the Early Tender Premium (as defined in the Offer to Purchase) but exclusive of accrued interest.

As previously announced, because the $156.911 million aggregate principal amount of the 2038 Notes tendered and not validly withdrawn at or before the Early Tender Date exceeds the maximum aggregate principal amount of $125 million (the “2038 Tender Cap”), DPS is not accepting for purchase, subject to the terms and conditions of the Tender Offers, all of the 2038 Notes that have been tendered. Instead, DPS has accepted the 2038 Notes that were validly tendered and not validly withdrawn at or before the Early Tender Date for purchase on a pro rata basis up to the 2038 Tender Cap using a proration rate of approximately 79.7% for the 2038 Notes. DPS has also accepted for purchase all $62.719 million aggregate principal amount of 2018 Notes that were validly tendered and not validly withdrawn as of the Expiration Date. DPS expects to make payment for the Notes accepted for purchase in same-day funds later today, June 19, 2017, for aggregate consideration of approximately $248.145 million, excluding accrued and unpaid interest.

This press release is for informational purposes only. The Tender Offers were made solely by means of the related Offer to Purchase and the Letter of Transmittal. This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any new securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful. Capitalized terms used in this press release but not otherwise defined herein have the meanings assigned to them in the Offer to Purchase.

Morgan Stanley & Co. LLC is the Dealer Manager for the Tender Offers. Questions regarding the Tender Offers may be directed to Morgan Stanley & Co. LLC at (800) 624-1808 (toll-free). Requests for the Offer to Purchase and the Letter of Transmittal may be directed to D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, New York 10005 Attn: Andrew Beck, (212) 269-5550 (for banks and brokers) or (877) 536-1556 (for all others).

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have seven of the top 10 non-cola soft drinks, and nine of our 10 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Bai, Canada Dry, Clamato, Crush, Hawaiian Punch, IBC, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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